FOR IMMEDIATE RELEASE


David L. Sokol, Chairman, President and C.E.O.                    (402) 330-8900
David W. Cox, Vice President                                      (402) 330-8900



                   SOKOL NAMED CHAIRMAN OF CALIFORNIA ENERGY


      OMAHA, NEBRASKA, May 6, 1994 -- California Energy Company, Inc. (NYSE, PSE and LSE symbol: CE) today announced that its President and Chief Executive Officer, David L. Sokol, who is currently a Director, has been named Chairman of the Board, succeeding to the vacancy created by the resignation of Richard R. Jaros.

      Mr. Jaros, who is an Executive Vice President and Director of Peter Kiewit Sons', Inc. ("Kiewit"), will remain a member of the Board of Directors of California Energy. Kiewit owns approximately 36% of the voting stock of California Energy on a fully-diluted basis.

      Walter Scott, Jr., Kiewit's Chairman and President, stated "David Sokol is taking the Chairman role at California Energy with Kiewit's full confidence in his ability to direct the Company as it expands globally and advances into its next phase of power plant developments overseas."

      California Energy Company, Inc. is an international developer, owner and operator of geothermal and other environmentally responsible power generation facilities.




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